Exhibit 99.1

SALE OF SMALLER RIVERBOAT COMPLETE

IN LAKE CHARLES, LOUISIANA

Company Renovates Remaining Riverboat

ST. LOUIS — February 9, 2012 — Isle of Capri Casinos, Inc. (the “Company”) (NASDAQ: ISLE) announced today that it has completed the sale of Grand Palais Riverboat, Inc. including the smaller of the Company’s two riverboats in Lake Charles to Bossier Casino Venture LLC for $15 million. Concurrent with the sale the Company has consolidated its operations onto the remaining larger riverboat and will operate with 1,262 slot machines, 40 table games and eight poker tables.

Virginia McDowell, the Company’s president and chief executive officer commented, “We are pleased to finalize the sale of our second gaming facility located in Lake Charles and consolidate our operations onto our remaining larger riverboat.  The sale allows us to run a more efficient operation and in combination with recent renovations to the casino including new decor, as well as renovated bathrooms, significantly enhance our guest experience in Lake Charles. We expect to begin room renovations in the Lake Charles hotel tower in the coming months.”

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. The Company and its partner, Nemacolin Woodlands Resort, were selected to be awarded a “resort license” for a casino at Nemacolin Woodlands Resort in Pennsylvania. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations.

Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended April 24, 2011 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is not under any obligation to (and expressly disclaims any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director, Corporate Communication-314.813.9368